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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This report, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

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  general economic conditions (including the impact of continued high unemployment and changing consumer shopping behavior), inflation and interest rate movements;

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  our ability to improve the operating performance of our stores in accordance with our long term strategy;

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  our ability to realize same store sales growth;

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  our ability to hire and retain pharmacists and other store personnel;

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  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures, including aggressive promotional activity from our competitors;

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  decisions to close additional stores and distribution centers, which could result in further charges to our operating statement;

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  our ability to manage expenses;

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  our ability to realize the benefits from actions to further reduce costs and investment in working capital;

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  continued consolidation of the drugstore industry;

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  changes in state or federal legislation or regulations, and the impact of healthcare reform;

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  the outcome of lawsuits and governmental investigations; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission ("the SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this report, whether as a result of new information, future events or otherwise, after the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010.

May 2010

Dear Fellow Investors:

        It was a challenging year, but a very productive year, for Rite Aid as we continued to transform our business for long term growth during one of the toughest economic climates in decades.

        It hasn't been easy, including for our shareholders. We filled more prescriptions in comparable stores, but declining pharmacy margins hampered our results. Our non-prescription sales softened as customers continued to cut back on spending in a weak economy with high unemployment. As a result, we reported a fiscal 2010 net loss of $.59 per diluted share and adjusted EBITDA of $925 million, which was within our guidance but lower than the prior year. While we are disappointed with these results, we are pleased with the progress we made on our turnaround plan and proud of the more than 97,000 dedicated Rite Aid associates who delivered on many of the priorities we outlined at the start of the fiscal year.

Our Fiscal 2010 Accomplishments

        We refinanced $2.5 billion of debt scheduled to come due in September 2010. We now have no significant debt maturities until September 2012, which gives us the flexibility to improve our results with the initiatives we have planned as well as those that are in place and have already started to work.

        Thanks to our working capital initiatives, we strengthened our liquidity to $945 million at the end of the fiscal year, $221 million more than the year before. As a result, we entered the new fiscal year able to make strategic investments to improve our long-term performance.

        We significantly reduced operating expenses in our stores, distribution network and the corporate office with selling, general and administrative costs declining more than $380 million year over year and lower as a percent of sales. We are much more efficient operators today, which will benefit our bottom line when the economy really begins to recover.

        For the first time since we began the integration of the acquired Brooks Eckerd stores, we delivered free cash flow. We generated $230 million of cash flow from operations, which enabled us to begin to reduce debt.

        And with the increase in our stock price, we regained compliance with the New York Stock Exchange (NYSE) share price rule on June 30, 2009. As a result, our Board of Directors decided not to implement the reverse stock split that previously had been approved by stockholders. We continue to be in compliance with all NYSE listing rules.

        We also gained ground on initiatives designed to further improve our operations and, most importantly, grow profitable sales.

        We continued to enhance programs designed to increase the number of prescriptions we fill, including growing enrollment in our RX Savings card for the uninsured and underinsured to more than 5 million members and building on a comprehensive refill reminder program that makes it easier for patients to take their medicines as prescribed. Despite a weak flu season, our immunizing pharmacists were busy, administering nearly three times more flu shots this year than last.

        Even as we held tight on expenses, our overall customer satisfaction rating improved every quarter, indicating that our associates took even better care of their customers and patients. We continue to believe that the more we improve the associate experience, the better the customer experience will be.

        We launched our segmentation initiatives with different operating models for different types of stores, which we expect will enable us to better target merchandising and marketing programs to grow sales and to become even more efficient.

        And, we successfully tested wellness+, our new card-based loyalty program designed to attract and retain loyal customers. wellness+ is unique, offering tiered rewards with increasing levels of front-end merchandise discounts and health benefits based on points accrued by purchasing front-end items and filling prescriptions at Rite Aid.

Top Priority for Fiscal 2011: Growing Profitable Sales

        Our top priority for fiscal 2011 is to grow profitable sales. While we'll continue to control costs, carefully manage working capital and maintain strong liquidity, we know we can't save our way to profitability. And thanks to the operating improvements made last year, we're able to make investments today in initiatives designed to grow our business over the next several years. We're confident this is the right strategy, even with the negative impact these start-up expenditures will have on adjusted EBITDA this year.

        We believe the greatest opportunity to improve sales is ensuring we have a base of loyal, repeat customers, who shop both the front end and the pharmacy. On April 18, we launched wellness+ nationwide, supported by the largest marketing expenditure we've made in a number of years, and including national television advertising. In our pilot markets, wellness+ members spent more per shopping visit and shopped more frequently than non-members. The positive feedback from customers and patients across the country has exceeded our expectations.

        Today's consumers are concerned more than ever with their health and well-being, and we're expanding our health and wellness services to capture and keep their business. We're more than tripling the number of Rite Aid pharmacists who can administer a comprehensive array of vaccines, focusing on our major markets this year and on other markets the next. We're expanding our medication therapy management services for patients with chronic or multiple conditions and adding patient education programs on chronic diseases. At the top of our list is developing more ways to get more patients to take their medicines as prescribed, including using texting, email and interactive voice recognition to remind them a refill is due and through our Rite Care Refill Reminder program to have it ready for them at the pharmacy ahead of time. Counseling patients to take their medicines appropriately helps lower health care costs, which is a major focus of recently passed health care reform. A recent study by the New England Institute of Health, for example, found patients not taking prescriptions as prescribed leads to additional complications and frequent hospitalizations that increase health care costs by as much as $290 billion annually.

        Our continued focus on improving customer service should help us grow sales. Project Simplification is an initiative that is helping our associates find better, more efficient ways to operate our stores so they have more time to spend with customers and patients. It's part of our cultural initiative to enable, encourage and empower our associates to deliver a superior customer experience.

        To meet the needs of a value-driven consumer, we're revamping our entire private brand program with a new look, new brands and additional offerings. Two examples are our new baby care brand Tugaboos and our new price fighter brand called Simplify. We expect to introduce the new private brand architecture throughout this year and into the next with strong promotional support, good price positioning and continued development of new items that will help us meet the demands of today's shoppers.

        We'll also continue to roll out our segmentation initiatives in fiscal 2011. While there is still significant cost savings opportunities in both our low and high-volume stores, this year we'll also target merchandising and marketing opportunities to grow sales. Our low-volume stores, for example, will offer more aggressive pricing and more value-focused products. In our high-volume stores, we'll increase focus on health and wellness services, products and information. Segmentation allows us to focus our limited resources in the right place to improve the productivity of all of our stores.

        Looking forward, we expect our liquidity to remain strong throughout this fiscal year. While we expect the challenging economy with high unemployment to continue for the next 12 to 18 months, we are enthusiastic about the initiatives we've outlined to improve our performance.

We Are Optimistic About Delivering Shareholder Value Long Term

        We remain optimistic about Rite Aid's future and delivering value to our shareholders long term. Here's why:

        First, we've identified significant quantifiable opportunities to improve our results and developed initiatives to capture these opportunities. Initiatives already in place have started to have a positive impact on critical components of our business. And, the initiatives we believe will improve our performance do not require a significant amount of capital expenditures.

        And secondly, we're optimistic because of broad industry trends we expect to work in our favor, including the increasing role in health care we believe the neighborhood pharmacist can play. Just look at the demographics: the population continues to age with the first Baby Boomers turning 65 and becoming eligible for Medicare next year. The older the patient, the more prescriptions they take. Also a positive is the wave of new generics that comes to market in the next 18 months as part of the more than $90 billion in brand drugs set to lose patent protection over the next five years. While reimbursement pressure on generics continues, they are still more profitable for us and much less expensive for the patient than branded drugs.

        We believe certain aspects of the new health care law will be beneficial for our business long term, even though we expect to see reduced reimbursement for Medicaid prescriptions by next year. We expect to fill more prescriptions with the closing of the donut hole in Medicare Part D, which will save seniors more money on prescriptions and improve compliance, and because 32 million more people are expected to be covered by health insurance over the next six years. The fee-for-service medication therapy management opportunities and outcome-based reimbursement proposals in the new law also may benefit us. The key will be making sure we are fairly reimbursed for those additional prescriptions and services by seeing that the law is implemented correctly and that lawmakers understand the billions of dollars neighborhood pharmacists can save on health care costs with face-to-face intervention.

        In January, the company announced that both of us are taking on new roles at the company's annual meeting as part of the company's succession planning. John will become Chief Executive Officer while Mary will continue with Rite Aid as an active Chairman of the Board. We know we have a lot of hard work ahead to improve our performance and validate your support, and we will both continue to work to build a strong future for our company.

        We couldn't build that strong future if it wasn't for the dedicated Rite Aid associates who have worked so hard this past year to execute our initiatives. We are grateful for their commitment to making our company a success. We thank our suppliers for their support and the investments they are making in our turnaround plans. We thank our Board of Directors for their continued counsel and guidance throughout the year. And along with our Board, we thank you for investing in Rite Aid.

Sincerely,

Mary Sammons Chairman and Chief Executive Officer	John T. Standley President and Chief Operating Officer

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